EXHIBIT 3.1.3

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

	Filed in the office of	Document Number
	/s/ Ross Miller	20100551536-78
Certificate of Amendment	Ross Miller	Filing Date and Time
(PURSUANT TO NRS 78.385 and 78.390)	Secretary of State	07/28/2010 3:30 PM
Certificate of Amendment to Articles of	State of Nevada	Entity Number
Incorporation		E0438362008-2
For Nevada Profit Corporations
(Pursuant to NRS 78.285 and 78.390 – After Issuance of Stock)

1. Name of corporation:  Global Cooling Technologies Corp.

2. The articles have been amended as follows (provide article numbers, if available):

Article 1 has been amended and restated so that, as amended and restated, Article 1 shall state, in its entirety, as follows:

Article I has been amended and restated so that, as amended and restated, Article I shall state, in its entirety, as follows:

“1.  Name of Corporation:       GREEN CARBON TECHNOLOGIES CORP.”

3. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by the classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  520,000.

4. Effective date of filing (optional):

5. Officer Signature (required):    /s/ David Rendina                                , President